Exhibit 99.1

4300 Wildwood Parkway

Atlanta, GA  30339

1-888-502-BLUE

www.BlueLinxCo.com

BLUELINX ENTERS INTO STRATEGIC MERGER AGREEMENT TO ACQUIRE CEDAR CREEK

– Creates Diversified Two-Step Distributor with $3.2 Billion in Revenue –
– Enhances Position as a Leading Building Products Wholesale Distributor with Expanded Offerings, Capabilities and Geographic Reach to Accelerate Growth –

– Expects to Generate At Least $50 Million of Annual Cost Savings Within 18 Months –

– Significantly and Immediately Accretive to Earnings –

– Conference Call Scheduled for March 12, 2018 at 8:00am EST –

ATLANTA, GA, and OKLAHOMA CITY, OK March 12, 2018 - BlueLinx (NYSE: BXC), a leading distributor of building and industrial products in the United States, today announced that it has entered into a definitive agreement to acquire Cedar Creek, a leading building products wholesale distributor, a portfolio company of Charlesbank Capital Partners for a purchase price of $413 million on a debt-free, cash-free basis. The purchase price will consist of approximately $345 million in cash and approximately $68 million as the agreed value of the capital leases. The transaction has been unanimously approved by BlueLinx’s Board of Directors and is expected to be completed within 45 days, subject to customary closing conditions and regulatory approvals.

The combination of BlueLinx and Cedar Creek will create a leading building products wholesale distributor with one of the largest product offerings in the building products industry, including over 50,000 branded and private-label SKUs, and a distribution footprint of 70 national locations servicing 40 states. Together with Cedar Creek, BlueLinx will be able to distribute its comprehensive range of structural and specialty products to approximately 15,000 national, regional, and local dealers, as well as specialty distributors, national home centers, industrial, and manufactured housing customers. The transaction will enable the combined entity to serve diverse end markets from new residential and light commercial construction to industrial, as well as residential repair and remodel. BlueLinx and Cedar Creek’s combined revenue was $3.2 billion in 2017 and its pro forma LTM Adjusted EBITDA for 2017 would have been approximately $154 million including at least $50 million of annual cost savings.

“We are pleased to announce the combination of Cedar Creek and BlueLinx,” said Mitch Lewis, President and Chief Executive Officer of BlueLinx. “Cedar Creek’s commitment to organic growth and its customers as well as its track record of successful acquisitions make it an ideal partner for BlueLinx. The combination will significantly enhance our product portfolio by providing greater breadth and depth of building products and services for our customers and suppliers across our markets. This transaction will create a leading U.S. wholesale distributor of building and industrial products, and significantly enhance the value that we can deliver to our customers, as well as our supplier partners, and end-market consumers. With an extensive cache of products, the benefits of our combined technology and a strong footprint East of the Rockies, we will be well-positioned to drive profitable growth for our stakeholders, as we realize the significant strategic and financial benefits of this transaction and expand to additional geographic territories. I look forward to working alongside Alex Averitt, CEO of Cedar Creek, and D. Wayne Trousdale, Chairman at Cedar Creek, who will both become an integral part of our combined Company. I am particularly pleased to welcome Cedar Creek’s highly talented associates as we bring together our two great companies and complementary cultures to create an industry leader.”

“We are pleased to join forces with BlueLinx to provide a wider range of products and services to our valued customers,” said Alex Averitt, Cedar Creek Chief Executive Officer. “We have admired BlueLinx’s resilience and recent performance, as well as its geographic scope and product portfolio, and D. Wayne and I look forward to working closely with Mitch and the BlueLinx management team as we integrate our companies, continue to grow our businesses and create enhanced opportunities for both Cedar Creek and BlueLinx associates. We look forward to our future and are committed to ensuring a seamless transition."

Josh Beer, Managing Director of Charlesbank Capital Partners, said, “This transaction represents a major milestone in Cedar Creek’s storied history of growth and is a terrific outcome for Cedar Creek and BlueLinx. The combination with BlueLinx will create a leading building products distributor that is even stronger – financially, operationally and strategically. We are proud of what Cedar Creek has accomplished over the years in building a culture of excellence while delivering best-in-class service and products to customers. This transaction ensures that Cedar Creek will continue to thrive for the years to come.”

Compelling Strategic and Financial Benefits for the Creation of Significant Shareholder Value

BlueLinx believes that the combination of Cedar Creek and BlueLinx will provide many significant strategic and financial benefits:

•	Comprehensive Product and Services Portfolio Provides Opportunity for Accelerated Growth: The combined company will have one of the largest product offerings in the building products industry, including cedar and other premium lumbers, industrial and commodity lumber, engineered wood products, siding and trim, moulding, roofing, vinyl products, insulation, structural panels, and metal products. Complementing BlueLinx's current fabrication capabilities, the addition of Cedar Creek's milling, manufacturing, and paint line capabilities will enable the combined entity to provide remanufactured lumber, custom timbers, coated siding, industrial products and moulding faster, and at a better value, than competitors who outsource production. The combination of these comprehensive products and services position the combined company well for accelerated growth.

•	Enhances Geographic Presence, Creating a Market Leader: The combined company will have 70 facilities servicing 40 states, creating a seamless distribution footprint with improved inventory availability to service customers’ needs across all regions. Further, the combined company will have the opportunity to expand product lines to additional geographic territories over time.

•	Diversified and Established Customer Base: BlueLinx and Cedar Creek have deep, longstanding relationships with an extensive roster of high-quality national and regional customers, many of which average more than 20 years. The combined company will have a diverse and established customer base, reaching approximately 40,000 locations, and its expanded reach will enhance the value it can provide to national retail and the Pro Dealers in Specialty Distribution. No single customer will represent more than 5 percent of sales. Furthermore, through its comprehensive product portfolio with strong brand recognition across key categories, the combined company expects to strengthen and deepen these customer relationships.

•	Well Positioned to Grow with Housing Recovery: The combination creates a leading distributor that is positioned to grow as the U.S. housing market continues to recover. We remain approximately 20% below historical annual single-family housing starts in the United States, so the opportunity remains strong for favorable building product and distribution demand. As the U.S. housing market recovers, BlueLinx and Cedar Creek will also benefit from strong consumer spending in repair and remodeling.

•	Significant Cost Savings Opportunities: The combination of BlueLinx and Cedar Creek will be able to drive significant cost savings through network and fleet optimization, procurement opportunities, and G&A expense savings. The integration process is expected to generate annual run-rate cost savings of at least $50 million annually, which BlueLinx believes will be realized on an annual run-rate basis within 18 months following the close of the transaction. The company believes that cost savings opportunities exist which, if successfully implemented, would cause total savings to be substantially higher than this amount.

•	Enhanced Financial Flexibility and Commitment to Deleveraging: The transaction is expected to be immediately accretive to BlueLinx’s earnings per share and provide financial strength to support BlueLinx’s continued commitment to deleveraging.

Headquarters and Management

Both companies have highly experienced executive teams with proven leaders in the building products industry. Mitch Lewis, President and Chief Executive Officer of BlueLinx, will continue as CEO of the combined company, which will remain headquartered in Atlanta, Georgia. Alex Averitt, CEO of Cedar Creek, will become COO of BlueLinx and D. Wayne Trousdale, Chairman of Cedar Creek, will become Vice Chairman of the operating companies. Initially, the Parent Company will remain named BlueLinx and Cedar Creek will retain its name in its locations.

Transaction Financing and Approvals

BlueLinx has commitments from Wells Fargo Bank, N.A. and Bank of America, N.A. to arrange a $750 million revolving credit facility (the “ABL Revolver”) that includes a $150 million accordion feature, subject to certain conditions, including the finalization of definitive loan agreements. Additionally, BlueLinx has a commitment from HPS Partners for a $180 million term loan, subject to certain conditions, including the finalization of definitive loan agreements. Proceeds from the ABL Revolver and Term Loan will be used, among other things, to fund the purchase price and repay debt. The Company anticipates having excess availability under the ABL Revolver after the acquisition closes and at the end of the second fiscal quarter of approximately $110 million.

Moelis & Company is acting as financial advisor for BlueLinx, and King & Spalding and Fried Frank are serving as primary legal counsel for the Company.

The transaction is expected to be completed within 45 days, subject to customary closing conditions and regulatory approvals.

Conference Call, Webcast and Presentation

BlueLinx management team will host a conference call to discuss the transaction today, March 12, 2018, at 8:00 am EST. Participants can access the live conference call via telephone at (877) 873-5864, using Conference ID # 7287178. Investors will also be able to access an archived recording of the conference call for one week following the live call by dialing 404-537-3406, Conference ID# 7287178.

The live audio of the conference call and accompanying materials will also be available and can be accessed by visiting BlueLinx’s Webcasts and Presentations section of their website. You can access this information by going to www.BlueLinxCo.com and selecting "Investor Relations" from the options at the bottom of the page and then "Webcasts/Presentations" from the drop-down menu.

About BlueLinx

BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building and industrial products in the United States. The Company is headquartered in Atlanta, Georgia and operates its distribution business through its broad network of distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its website at www.BlueLinxCo.com.

About Cedar Creek

Cedar Creek, established in 1977 as wholesale building materials company, provides wood products for the heart of America. The Company is headquartered in Oklahoma with operations in the United States, offering a wide range of products that vary by region.

Contacts:

Investors:

Susan O’Farrell, SVP, CFO & Treasurer

BlueLinx Holdings Inc.

(770) 953-7000

Natalie Poulos, Investor Relations

BlueLinx Holdings Inc.

(866) 671-5138

investor@bluelinxco.com

Media:

Trevor Gibbons / Amy Feng

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Use of Non-GAAP Measures and Supplementary Information

BlueLinx reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also believes that presentation of certain non-GAAP measures may be useful to investors. Any non-GAAP measures used herein are reconciled to the financial tables set forth in the appendices hereto. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

We define Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted to exclude certain non-cash items and other adjustments to Consolidated Net Income.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed combination. All of these forward-looking statements are based on estimates and assumptions made by BlueLinx’s management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of BlueLinx’s control that may cause its business, strategy or actual results to differ materially from the forward-looking statements.

Forward looking statements in this press release regarding the amount, composition and timing of potential synergies and cost savings that may or are expected to result from the combination involve risks and uncertainties in addition to those enumerated below, including, but not limited to, that the substantial challenges inherent in the combination of the two companies prevents identified cost synergies from being realized without adversely affecting current revenues and investments in future growth, that the integration process results in the distraction of the combined company’s management, the disruption of BlueLinx's ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect its relationships with customers, vendors and employees or its ability to achieve the anticipated benefits of the combination, that the integration of the two companies may take more time and be more costly than anticipated, and that identified cost saving opportunities might not be fully or timely realized.

Risks and uncertainties that relate to the proposed combination may include, among other things: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the failure to realize the benefits expected from the combination; the acquisition-related combination costs and BlueLinx’s restructuring and integration related costs and charges; BlueLinx’s projections as to the timing of completion of the combination; risks related to disruption of management time from ongoing business operations due to the combination; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or that may be burdensome; risks that any of the conditions to the completion of the combination may not be satisfied in a timely manner; the impact of the combination on BlueLinx’s business; the expected terms, types and amount of the expected financing for the combination; the failure to close the expected financing for the combination; and other factors described in the “Risk Factors” section in BlueLinx’s Annual Report on Form 10-K for the year ended December 30, 2017, and in other documents filed with the Securities and Exchange Commission by BlueLinx from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, and changes in expectations or otherwise, except as required by law.